Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114935 on Form S-8 of our report dated December 21, 2007, March 11, 2008 as to the effects of the restatement discussed in Note 21 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement, discussed in Note 21) relating to the consolidated financial statements and financial statement schedule of Alion Science and Technology Corporation appearing in this Annual Report on Form 10-K/A of Alion Science and Technology Corporation for the year ended September 30, 2007.

/s/  DELOITTE & TOUCHE LLP

McLean, Virginia
March 11, 2008